UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 18, 2010
Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3473 (Commission File Number)	95-0862768 (IRS Employer Identification No.)

19100 Ridgewood Parkway San Antonio, Texas (Address of principal executive offices)		78259-1828 (Zip Code)
(210) 626-6000
(Registrant’s telephone number,
including area code)
Not Applicable
(Former name or former address, if
changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Departure of a Named Executive Officer
The Executive Vice President, Strategy & Corporate Development Agreement
Effective March 18, 2010, Tesoro Corporation (the “Company”) announced the departure of William J. Finnerty as the Company’s Executive Vice President, Strategy & Corporate Development, effective March 31, 2010. In connection therewith, the Board of Directors of the Company (“Board”) approved a separation and waiver of liability agreement (“Agreement”) with Mr. Finnerty.
Under the terms of the Agreement, Mr. Finnerty will consult with the Company’s Chief Executive Officer from time to time at the CEO’s request, but not more than 8 hours per week, regarding on-going government affairs matters and special projects that may arise. As consideration for his consulting services, the Company will pay Mr. Finnerty the sum of $75,542 per month for 6 months following the date of his separation. Mr. Finnerty will also receive a one-time cash severance payment of $2,000,000, continued company paid health care for 2 1/2 years, continued vesting of all unvested stock options and restricted stock, and 2 years after the date of his separation to exercise stock options granted after February 2, 2005. The Agreement also includes confidentiality, non-disparagement, non-disclosure, non-solicitation and release of claims covenants and other details regarding outplacement services and the benefits coverage applicable to Mr. Finnerty.
The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
(e) Compensatory Arrangements of Certain Officers.
The Executive Vice President, Chief Operating Officer (COO) Agreement
Effective March 18, 2010, Tesoro Corporation (the “Company”) amended the employment agreement between the Company and Everett D. Lewis.
     The amendment to the COO Agreement includes the following changes:
•	One-year term ending on January 31, 2011.

•	Mr. Lewis will continue to receive an annual base salary of $700,000 and annual bonus target equal to 90% of base salary.

•	Revisions to the payment due to Mr. Lewis upon his termination by the Company without Cause or by Mr. Lewis for “Good Reason” to $2,800,000 from two (2) times the sum of his base salary plus target annual bonus.

•	Revisions to the payment due to Mr. Lewis upon a qualifying termination following a change in control to $3,325,000 from three (3) times the sum of his base salary plus his target annual bonus.

•	Eliminated the payment due Mr. Lewis to reimburse him for excise taxes he may be subject to under Internal Revenue Service Code (IRC) section 4999 resulting from excess parachute payments he received due to a termination under a change in control.

•	Eliminated the three (3) years additional service credit under the current non qualified supplemental pension plans in the event of a change in control.
The foregoing description of the COO Agreement is not complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

2010 Incentive Compensation Program
On March 18, 2010, the Compensation Committee of the Board of Directors (“Committee”) of Tesoro Corporation (“Tesoro” or the “Company”) approved the terms of the 2010 Incentive Compensation Program (“ICP” or “Program”) for our named executive officers and other senior executives. The Program consists of three tiers outlined below. Awards earned under the Program can be paid in the form of cash or as a grant of cash settled equity awards.
Tier I — Financial Effectiveness — tier weighted as 50% of total bonus opportunity
•	Amount of year-over-year income improvements through execution of non-capital initiatives versus target

•	Measured against actual performance with the range of outcomes between 0% to 200%
Tier II — Operational Performance - tier weighted as 50% of total bonus opportunity
•	Safety — Targeted improvement in recordable incidents

•	Process Safety Management — Targeted improvement in the number of process safety incidents

•	Environmental — Targeted improvement in the number of environmental incidents

•	Cost Control — Measurement of non-capital cash expenditure versus budget

•	Measured against target with the range of outcomes between 0% to 200%
Tier III —Quantitative and Qualitative Measures — Allows the Committee discretion to adjust individual awards earned under Tier I and II upward or downward by 25% based on their assessment of an individual executive’s performance relative to:
•	Tesoro’s financial performance against industry peers, market expectations and broader indexes

•	Progress in attaining strategic goals

•	Performance of business units under the executive’s responsibility

•	Leadership attributes including, but not limited to, contribution to the development and execution of the Company’s business plan and strategies and demonstration of Tesoro’s core values
Under the Program the Committee has the right to exercise its discretionary authority to fund the Program, at any level, regardless of performance attained against the targets established under the ICP.
Item 8.01 Other Events.
The 2010 Annual Meeting of Stockholders has changed and will be held at 8:30 A.M. Central Time on Friday, June 4, 2010, at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas. Holders of common stock of record at the close of business on April 12, 2010 are entitled to notice of and to vote at the annual meeting.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibit.
10.1	Separation and Waiver of Liability Agreement between Tesoro Corporation and William J. Finnerty.
10.2	Amended and Restated Employment Agreement between Tesoro Corporation and Everett D. Lewis.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 23, 2010

TESORO CORPORATION
By:	/s/ CHARLES S. PARRISH
Charles S. Parrish
Executive Vice President, General Counsel and Secretary

Index to Exhibits

Index No.	Description

10.1	Separation and Waiver of Liability Agreement between Tesoro Corporation and William J. Finnerty.
10.2	Amended and Restated Employment Agreement between Tesoro Corporation and Everett D. Lewis.